Exhibit 10.3

Execution Copy

TAX SHARING AGREEMENT

BETWEEN

NAVIENT CORPORATION

AND

NEW BLC CORPORATION

DATED AS OF APRIL 29, 2014

TABLE OF CONTENTS

Article I Definition of Terms		1

Article II Allocation of Tax Liabilities and Tax Benefits		10
Section 2.1	Liability for and Payment of Taxes	10
(a)	Navient Liabilities and Payments	10
(b)	SLM BankCo Liabilities and Payments	11
Section 2.2	Special Rules for Certain Tax Items	11
(a)	Spin-Off Taxes and Spin-Off Tax Items	11
(b)	Bank Loan Sales	11
(c)	Section 108(i) Income	11

Article III Preparation and Filing of Tax Returns		12
Section 3.1	Joint Returns	12
(a)	Preparation and Filing	12
(b)	Draft Joint Returns	12
(c)	Provision of Information	13
(d)	Information with Respect to Estimated Payments and Extension Payments	13
(e)	Provision of Assistance with Respect to Joint Returns	13
(f)	Engagement Letter for Certain 2014 Tax Returns	14
(g)	Allocation of Third-Party Preparer Expenses	14
Section 3.2	Separate Returns	15
(a)	Separate Returns to be Prepared by SLM BankCo	15
(b)	Separate Returns to be Prepared by Navient	15
(c)	Provision of Information and Assistance	15
Section 3.3 Additional Rules Relating to the Preparation of Tax Returns		15
(a)	General Rule	15
(b)	Navient Separate Returns	16
(c)	SLM BankCo Separate Returns	16
(d)	Election to File Consolidated, Combined or Unitary Tax Returns	16
(e)	Standard of Performance	16
Section 3.4	Reliance on Exchanged Information	16
Section 3.5	Allocation of Tax Items	17

Article IV Tax Payments		17
Section 4.1	Payment of Taxes to Tax Authority	17
Section 4.2	Indemnification Payments	17
(a)	Tax Payments	17
(b)	Credit for Prior Tax Payments	18
Section 4.3	Initial Determinations and Subsequent Adjustments	18
Section 4.4	Interest on Late Payments	19
Section 4.5	Payments by or to Other Group Members	19
Section 4.6	Procedural Matters	19
Section 4.7	Tax Consequences of Payments; Tax Gross-Up	19

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TAX SHARING AGREEMENT

This TAX SHARING AGREEMENT, dated as of April 29, 2014 (this “Agreement”), is by and between Navient Corporation, a Delaware corporation (“Navient”) and New BLC Corporation, a Delaware corporation (“SLM BankCo”). Unless otherwise defined in this Agreement, all capitalized terms used in this Agreement have the meanings set forth in the Separation and Distribution Agreement, dated as of April 28, 2014, by and among SLM Corporation, a Delaware corporation (“SLM”), SLM BankCo and Navient (as amended, modified or supplemented from time to time in accordance with its terms, the “Separation Agreement”).

RECITALS

WHEREAS, the Existing SLM Board has determined that it is in the best interests of Existing SLM and its shareholders to separate into two separate publicly-traded companies;

WHEREAS, in furtherance of the foregoing, the Existing SLM Board has determined that it is appropriate and desirable to undergo the Separation and Distribution;

WHEREAS, SLM, SLM BankCo and Navient have entered into the Separation Agreement; and

WHEREAS, the parties desire to provide for and agree upon the allocation between the parties of Taxes and Tax Benefits arising prior to, as a result of, and subsequent to the External Spin-Off, and provide for and agree upon other matters relating to Taxes.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

Article I

Definition of Terms

For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

“2013 Engagement Letter” means the engagement letter between KPMG LLP and SLM (to be assigned by SLM to SLM BankCo in connection with the External Spin-Off), executed on March 12, 2014, pursuant to which SLM engages KPMG LLP to assist in preparing certain U.S. federal, state and local income, franchise and similar Tax Returns for taxable periods ending during 2013.

“2014 Accountant” has the meaning set forth in Section 3.1(f).

“2014 Engagement Letter” has the meaning set forth in Section 3.1(f).

“Affiliate” has the meaning set forth in the Separation Agreement.

“Agreement” has the meaning set forth in the preamble hereof.

“Ancillary Agreements” has the meaning set forth in the Separation Agreement.

“Applicable Date” has the meaning set forth in Section 4.2(a).

“Bank Loan Sales” means any sales or transfers on or prior to the Spin-Off Date of student loans by Sallie Mae Bank to (or treated as being made to, for U.S. federal income tax purposes) a Person that is a member of the Navient Group as of the Spin-Off Date (or any predecessor of such entity).

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banking institutions in Delaware are authorized or obligated by law or executive order to be closed.

“Change of Control” has the meaning set forth in the Separation Agreement.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, or any successor law.

“Consolidated Return” means (i) any Joint Return and (ii) any other Tax Return that reflects Consolidated Taxes.

“Consolidated Tax” means (i) any Tax, for any Tax Year, which is based on or determined by reference to Tax Items, operations, activities or assets of both the Navient Operations and the SLM BankCo Operations, and (ii) any Spin-Off Taxes.

“Consumer Banking Business” has the meaning set forth in the Ruling Request.

“Controlling Party” means, with respect to a Tax Contest, the party that controls such Tax Contest (or whose Group member controls such Tax Contest) pursuant to Section 7.2(a).

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership, membership, limited liability company, or other ownership interests, by contract or otherwise, and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Dispute” has the meaning set forth in the Separation Agreement.

“Due Date” has the meaning set forth in Section 4.4.

“Education Loan Management Business” has the meaning set forth in the Ruling Request.

“Effective Time” means the time at which the External Spin-Off is effective on the Spin-Off Date.

“External Contribution” has the meaning set forth in the Ruling Request.

“External Spin-Off” has the meaning set forth in the Ruling Request.

“Governmental Entity” means any national, supranational, federal, state, provincial, local or similar government; any instrumentality or subdivision thereof; any court, administrative agency, department, board, bureau or commission thereof or other governmental authority or instrumentality; or any quasi-governmental or private body authorized to exercise any tax, governmental or quasi-governmental authority.

“Group” means the SLM BankCo Group or the Navient Group, as the context requires.

“Information” has the meaning set forth in the Separation Agreement.

“Internal Contribution” has the meaning set forth in the Ruling Request.

“Internal Controlled” has the meaning set forth in the Ruling Request.

“Internal Controlled Business” means the “Bank Private Education Loan Servicing Business” as defined in the Ruling Request.

“Internal Distributing” has the meaning set forth in the Ruling Request.

“Internal Distributing Business” means the “Loan Servicing Business” as defined in the Ruling Request.

“Internal Spin-Off” has the meaning set forth in the Ruling Request.

“IRS” means the Internal Revenue Service.

“Joint Return” means any Tax Return, for any Tax Year, that includes Tax Items, operations, activities or assets of both the SLM BankCo Operations and the Navient Operations, determined without regard to Tax Items carried forward to such Tax Year.

“Law” means any national, supranational, federal, state, provincial, local or similar law (including common law), statute, code, order, ordinance, rule, regulation, treaty (including any income tax treaty), license, permit, authorization, approval, consent, decree, injunction, binding judicial or administrative interpretation or other requirement, in each case, enacted, promulgated, issued or entered by a Governmental Entity.

“Navient” has the meaning set forth in the preamble hereof.

“Navient Business” means the “Pre-Separation Education Loan Management Business” as defined in the Separation Agreement.

“Navient Group” has the meaning set forth in the Separation Agreement.

“Navient Joint Return” has the meaning set forth in Section 3.1(a).

“Navient Net Obligation” with respect to any Consolidated Tax for any Tax Year (or portion thereof) as of any date, means the amount equal to (i) the Navient Tax Amount for such Consolidated Tax for such Tax Year (or portion thereof), plus (ii) the gross amount (without duplication of any amounts) remitted pursuant to this Agreement (or deemed to be remitted pursuant to Section 4.2(b) of this Agreement) to Navient by SLM BankCo on or prior to such date, or refunded to the Navient Group by the applicable Tax Authority after the Effective Time but on or prior to such date or refunded to the SLM group at or prior to the Effective Time (and not treated as refunded to the SLM BankCo Group under the Separate Return Method applied as of the Effective Time), for such Consolidated Tax for such Tax Year (or portion thereof), minus (iii) the gross amount (without duplication of any amounts) remitted pursuant to this Agreement (or deemed to be remitted pursuant to Section 4.2(b) of this Agreement) by Navient to SLM BankCo or the applicable Tax Authority for such Consolidated Tax for such Tax Year (or portion thereof) on or prior to such date.

“Navient Operations” means (i) with respect to any Tax Year (or portion thereof) that ends on or before the Spin-Off Date, the assets (other than any SLM BankCo Assets), business, operations and activities of the Navient Business, and (ii) with respect to any Tax Year (or portion thereof) that begins after the Spin-Off Date, the assets, business, operations and activities of the Navient Group.

“Navient Separate Return” has the meaning set forth in Section 3.2(b).

“Navient Separate Tax” means any Tax (other than any Spin-Off Tax), for any Tax Year, which (i) is based solely on or determined solely by reference to Tax Items, operations, activities or assets of the Navient Operations, and (ii) is not based on or determined by reference to any Tax Items, operations, activities or assets of the SLM BankCo Operations.

“Navient Tax Amount” with respect to any Consolidated Tax (whether or not the actual amount of such Tax is positive) for any Tax Year (or portion thereof), means the amount equal to (i) the actual amount of such Consolidated Tax for such Tax Year (or portion thereof) minus (ii) the SLM BankCo Tax Amount for such Tax Year (or portion thereof). For the avoidance of doubt, the Navient Tax Amount may be a negative number.

“Navient Tax Obligation” with respect to any Consolidated Tax (whether or not the actual amount of such Tax is positive) for any Tax Year (or portion thereof), means the greater of (i) zero and (ii) the Navient Tax Amount for such Tax for such Tax Year (or portion thereof).

“NOL” means net operating loss.

“Non-Controlling Party” means, with respect to a Tax Contest, the party that is not the Controlling Party with respect to such Tax Contest.

“Non-Preparer” means, with respect to a Tax Return, the party that is not responsible for the preparation of such Tax Return under Section 3.1 or Section 3.2.

“Non-Preparer Item” has the meaning set forth in Section 7.2(b).

“Payment Date” means (i) with respect to any U.S. federal income tax return, the due date for any required installment of estimated taxes determined under Code Section 6655, the due date (determined without regard to extensions) for filing the return determined under Code Section 6072, and the date the return is filed, and (ii) with respect to any other Tax Return, the corresponding dates determined under applicable Tax Law.

“Permitted Supplemental Ruling” means, with respect to a specified action, a Supplemental Ruling to the effect that such action will not preclude (i) the Reorganization from qualifying as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, (ii) the Internal Contribution and the Internal Spin-Off from qualifying as tax-free transactions described under Sections 368(a)(1)(D) and 355 of the Code and (iii) the External Contribution and the External Spin-Off from qualifying as tax-free transactions described under Sections 368(a)(1)(D) and 355 of the Code (except, in the case of holders of SLM stock, with respect to cash received in lieu of fractional shares).

“Person” means any individual, corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.

“Preparer” means, with respect to a Tax Return, the party that is responsible for the preparation of such Tax Return pursuant to Section 3.1 or Section 3.2.

“Prime Rate” has the meaning set forth in the Separation Agreement.

“Reorganization” has the meaning set forth in the Ruling Request.

“Requesting Party” has the meaning set forth in Section 5.2.

“Return Signer” has the meaning set forth in Section 3.1(a).

“Ruling” means the private letter ruling (if any) in connection with the Separation and Distribution issued by the IRS in response to the Ruling Request.

“Ruling Request” means (1) the request for ruling, dated August 21, 2013, filed on behalf of SLM with the IRS in connection with the Separation and Distribution, (2) the supplements to ruling request, dated November 27, 2013, March 25, 2014, and March 27, 2014, filed on behalf of SLM with the IRS in connection with the Separation and Distribution, (3) the document titled “Description of GLBA Issues and the Bank Regulatory Concept of Control,” dated March 17, 2014, and the accompanying exhibits, filed on behalf of SLM with the IRS in connection with the Separation and Distribution and (4) any other correspondence or supplemental materials submitted to the IRS in connection with the request to obtain a private letter ruling pursuant to the foregoing submissions.

“Sallie Mae Bank” means Sallie Mae Bank, a Utah industrial bank and insured depository institution.

“Section 108(i) Income” means any income that both (i) arose in connection with the reacquisition after December 31, 2008, and before January 1, 2011, of a debt instrument or a swap unwind related to such a reacquisition, and (ii) was deferred by the SLM consolidated group or any member thereof under Section 108(i) of the Code.

“Section 108(i) Installment Date” for the first, second, third or fourth quarter of a calendar year, means the due date by which SLM BankCo’s first, second, third or fourth installment, respectively, of estimated U.S. federal income taxes for such year is required to be paid; provided that if SLM BankCo is not a calendar-year taxpayer or is not required to pay estimated U.S. federal income taxes for any year, the Section 108(i) Installment Dates shall be determined as though SLM BankCo were a calendar-year taxpayer required to make estimated U.S. federal income tax payments for such year. For the avoidance of doubt, as of the date of this Agreement, the Section 108(i) Installment Date (i) for the first quarter of a calendar year is generally April 15 of such year, (ii) for the second quarter of a calendar year is generally June 15 of such year, (iii) for the third quarter of a calendar year is generally September 15 of such year, and (iv) for the fourth quarter of a calendar year is generally December 15 of such year, except in each case to the extent the applicable date falls on a Saturday, Sunday or legal holiday, in which case the Section 108(i) Installment Date is generally the next business day after such date.

“Section 108(i) Quarterly Amount” for any calendar quarter from and including second quarter 2014 through and including fourth quarter 2018, means the amount equal to the sum of (i) the Section 108(i) Quarterly Federal Amount for such quarter and (ii) one hundred thirty thousand five hundred dollars ($130,500).

“Section 108(i) Quarterly Federal Amount” for any calendar quarter from and including second quarter 2014 through and including fourth quarter 2018, means the amount equal to (i) fourteen million seven hundred seventy-seven thousand seven hundred dollars ($14,777,700), multiplied by (ii) the Section 108(i) Tax Factor for such quarter.

“Section 108(i) Tax Factor” for any calendar quarter means one (1); provided that, if the highest statutory marginal U.S. federal income tax rate applicable to ordinary income of a U.S. corporation is changed under applicable Law to a new rate after the date of this Agreement, and such new rate is applicable for the calendar year that includes such quarter, the Section 108(i) Tax Factor for such quarter shall be equal to (i) the highest statutory marginal U.S. federal income tax rate applicable to ordinary income of a U.S. corporation for the calendar year that includes such quarter (expressed as a percentage) divided by (ii) thirty-five percent (35%). For the avoidance of doubt, as of the date of this Agreement, the highest statutory marginal U.S. federal income tax rate applicable to ordinary income of a U.S. corporation (within the meaning of this definition) is thirty-five percent (35%).

“Separate Return” means any Tax Return that is not a Joint Return.

“Separate Return Method” means the principles and methodology used to calculate net taxes payable/receivable by the SLM BankCo Group for purposes of the audited carve-out financial statements of SLM BankCo and its subsidiaries for 2011 through 2014, as adjusted pursuant to Section 2.2 and the indemnification provisions of Article III. For purposes of applying the Separate Return Method under this Agreement, the Section 108(i) Quarterly Amounts shall not be treated as tax receivables or otherwise taken into account.

“Separation Agreement” has the meaning set forth in the preamble hereof.

“Separation Effective Time” means the “Effective Time” as defined in the Separation Agreement.

“SLM” has the meaning set forth in the preamble hereof.

“SLM BankCo” has the meaning set forth in the preamble hereof.

“SLM BankCo Business” means the “Pre-Separation Consumer Banking Business” as defined in the Separation Agreement.

“SLM BankCo Group” has the meaning set forth in the Separation Agreement.

“SLM Bankco Joint Return” has the meaning set forth in Section 3.1(a).

“SLM BankCo Net Obligation” with respect to any Consolidated Tax for any Tax Year (or portion thereof) as of any date, means the amount equal to (i) the SLM BankCo Tax Amount for such Consolidated Tax for such Tax Year (or portion thereof), plus (ii) the gross amount (without duplication of any amounts) remitted pursuant to this Agreement (or deemed to be remitted pursuant to Section 4.2(b) of this Agreement) to SLM BankCo by Navient on or prior to such date, or refunded to the SLM BankCo Group by the applicable Tax Authority after the Effective Time but on or prior to such date or treated as refunded to the SLM BankCo Group under the Separate Return Method applied as of the Effective Time, for such Consolidated Tax for such Tax Year (or portion thereof), minus (iii) the gross amount (without duplication of any amounts) remitted pursuant to this Agreement (or deemed to be remitted pursuant to Section 4.2(b) of this Agreement) by SLM BankCo to Navient or the applicable Tax Authority for such Consolidated Tax for such Tax Year (or portion thereof) on or prior to such date.

“SLM BankCo Operations” means (i) with respect to any Tax Year (or portion thereof) that ends on or before the Spin-Off Date, the assets (other than any Navient Assets), business, operations and activities of the SLM BankCo Business, and (ii) with respect to any Tax Year (or portion thereof) that begins after the Spin-Off Date, the assets, business, operations and activities of the SLM BankCo Group.

“SLM BankCo Separate Return” has the meaning set forth in Section 3.2(a).

“SLM BankCo Separate Tax” means any Tax (other than any Spin-Off Tax), for any Tax Year, which (i) is based solely on or determined solely by reference to Tax Items, operations, activities or assets of the SLM BankCo Operations, and (ii) is not based on or determined by reference to any Tax Items, operations, activities or assets of the Navient Operations.

“SLM BankCo Tax Amount” with respect to any Consolidated Tax (whether or not the actual amount of such Tax is positive) for any Tax Year (or portion thereof), means the amount of the net taxes payable/receivable of the SLM BankCo Group with respect to such Tax and Tax Year (or portion thereof) determined under the Separate Return Method (not taking into account any payments actually made or deemed to be made by the SLM group, Navient Group or

SLM BankCo Group with respect to such Tax). For the avoidance of doubt, the amount of the SLM BankCo Tax Amount with respect to a Consolidated Tax for a Tax Year may be negative if, for example, Tax Benefits allocable to SLM BankCo are used to reduce the amount of such Consolidated Tax for such Tax Year.

“SLM BankCo Tax Obligation” with respect to any Consolidated Tax (whether or not the actual amount of such Tax is positive) for any Tax Year (or portion thereof), means the greater of (i) zero and (ii) the SLM BankCo Tax Amount for such Tax for such Tax Year (or portion thereof).

“Spin-Off Date” means the date on which the External Spin-Off occurs.

“Spin-Off Tax Payment” means any payment (or portion thereof) required to be made by one party to the other party under this Agreement (including any indirect payment made under this Agreement by means of the first party satisfying a Tax liability imposed by applicable Tax Law on such other party without reimbursement by such other party) to the extent such payment arises as a result of an allocation of Spin-Off Taxes or Spin-Off Tax Items pursuant to Section 2.2(a)(i) or Section 2.2(a)(ii); provided that any additional amounts payable pursuant to Section 4.7 shall not be treated as Spin-Off Tax Payments.

“Spin-Off Taxes” means any Taxes of the SLM group, SLM BankCo Group or Navient Group or any of their respective members resulting from the Reorganization, Internal Contribution, External Contribution, Internal Spin-Off or External Spin-Off, or the contribution of all of the outstanding capital stock of Private ServiceCo to Sallie Mae Bank (pursuant to Section 2.1(q) of the Separation Agreement), excluding any Taxes resulting from any Bank Loan Sale.

“Spin-Off Tax Items” means any Tax Items of the SLM group, SLM BankCo Group or Navient Group or any of their respective members resulting from the Reorganization, Internal Contribution, External Contribution, Internal Spin-Off or External Spin-Off, or the contribution of all of the outstanding capital stock of Private ServiceCo to Sallie Mae Bank (pursuant to Section 2.1(q) of the Separation Agreement), excluding any gain, income or other Tax Item from any Bank Loan Sale.

“Subsidiary” has the meaning set forth in the Separation Agreement.

“Supplemental IRS Submissions” means any request for a Supplemental Ruling and each supplemental submission and other correspondence and supplemental materials submitted to the IRS in connection with obtaining any Supplemental Ruling.

“Supplemental Ruling” means any private letter ruling obtained by SLM, SLM BankCo or Navient from the IRS which supplements or otherwise modifies the Ruling.

“Supplemental Tax Opinion” means, with respect to a specified action, an opinion (other than the Tax Opinion) from Tax Counsel to the effect that such action will not preclude (i) the Reorganization from qualifying as a reorganization within the meaning of Section 368(a)(1)(F) of the Code, (ii) the Internal Contribution and the Internal Spin-Off from qualifying as tax-free transactions described under Sections 368(a)(1)(D) and 355 of the Code and (iii) the

External Contribution and the External Spin-Off from qualifying as tax-free transactions described under Sections 368(a)(1)(D) and 355 of the Code (except, in the case of holders of SLM stock, with respect to cash received in lieu of fractional shares). No opinion relied upon by Navient or SLM BankCo to satisfy the requirements of Section 8.2 or Section 8.3, respectively, shall be considered a “Supplemental Tax Opinion” unless such opinion is, in addition to the requirements above, reasonably satisfactory to SLM BankCo (in the case of an opinion provided under Section 8.2) or Navient (in the case of an opinion provided under Section 8.3), which opinion may rely upon a Supplemental Ruling and may rely upon, and may assume the accuracy of, any representations given in any Supplemental IRS Submission and any customary representations contained in an officer’s certificate delivered by an officer of SLM BankCo or Navient to Tax Counsel.

“Tax Event” has the meaning set forth in Section 4.2(a).

“Tax” or “Taxes” means all forms of taxation imposed by a Governmental Entity, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, state, national, federal, or other body, and without limiting the generality of the foregoing, shall include income, sales, use, ad valorem, gross receipts, value added, franchise, transfer, recording, withholding, payroll, employment, excise, occupation, premium, and property taxes, together with any related interest, penalties, additions to tax or additional amounts imposed (in any case) by any Governmental Entity.

“Tax Authority” means, with respect to any Tax, the Governmental Entity or political subdivision, agency, commission or authority thereof that imposes such Tax or that is charged with the assessment, determination or collection of such Tax.

“Tax Benefit” means a Tax Item that generally decreases taxable income or Taxes payable of a taxpayer, including a credit, deductible loss or other deduction.

“Tax Contest” means an audit, review or examination by a Governmental Entity or Tax Authority, or any other administrative or judicial proceeding, with the purpose or effect of examining, determining or redetermining Taxes (including any administrative or judicial review of any claim for Tax refund).

“Tax Counsel” means (i) with respect to the Tax Opinion, Baker Botts L.L.P., and (ii) with respect to a Supplemental Tax Opinion obtained by SLM BankCo or Navient, a nationally recognized law firm or accounting firm designated by the party that obtains such opinion.

“Tax Item” means any item of income, gain, loss, deduction, credit or other attribute that may have the effect of increasing or decreasing taxable income or Taxes payable.

“Tax Law” means the Law, including any controlling judicial or administrative interpretations of such Law, relating to any Tax.

“Tax Materials” means (i) the Ruling, (ii) the Ruling Request and any other submission to the IRS in connection with the Ruling, (iii) the representation letter delivered to Tax Counsel in connection with the delivery of the Tax Opinion, (iv) any other materials delivered or deliverable by SLM, SLM BankCo, Navient or others in connection with the rendering by Tax Counsel of the Tax Opinion or the issuance by the IRS of the Ruling (or the request therefor), and (v) with respect to a party that requests or receives a Supplemental Ruling, or delivers a representation letter or other materials in connection with a Supplemental Ruling or Supplemental Tax Opinion, such Supplemental Ruling, representation letter or other materials, as the case may be.

“Tax Opinion” means the opinion to be delivered by Tax Counsel on or prior to the Spin-Off Date relating to the tax treatment of the Reorganization, Internal Contribution, Internal Spin-Off, External Contribution and External Spin-Off under Sections 368 and 355 of the Code.

“Tax Records” means Tax Returns, Tax Return work papers, documentation relating to any Tax Contests, and any other books of account or records required to be maintained under applicable Tax Laws (including but not limited to Section 6001 of the Code) or under any record retention agreement with any Tax Authority.

“Tax Return” means any return, information return, report, declaration, election, questionnaire, notice, form, claim for refund or other document filed or required to be filed with any Governmental Entity or Tax Authority with respect to Taxes (whether or not a payment is required to be made with respect to such filing), and any supplement, amendment, appendix, exhibit, schedule or attachment thereto.

“Tax Year” means with respect to any Tax, the year, or other period, if applicable, for which the Tax is reported as provided under applicable Tax Law.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Year.

Article II

Allocation of Tax Liabilities and Tax Benefits

Liability for and Payment of Taxes. Except as otherwise provided in this Agreement:

Navient Liabilities and Payments. Navient shall be liable for and pay (i) all Navient Separate Taxes and (ii) the amount of all Navient Tax Obligations with respect to Consolidated Taxes, in each case either to the applicable Tax Authority and/or to SLM BankCo in accordance with the mechanics of (and without duplication of payments under) Article IV, and (iii) the Section 108(i) Quarterly Amounts as required under Section 2.2(c).

SLM BankCo Liabilities and Payments. SLM BankCo shall be liable for and pay (i) all SLM BankCo Separate Taxes and (ii) the amount of all SLM BankCo Tax Obligations with respect to Consolidated Taxes, in each case either to the applicable Tax Authority and/or to Navient in accordance with the mechanics of (and without duplication of payments under) Article IV.

Special Rules for Certain Tax Items.

(a) Spin-Off Taxes and Spin-Off Tax Items.

(i) Responsibility of SLM BankCo. To the extent that the imposition of any Spin-Off Taxes (other than as a result of the recognition of any Spin-Off Tax Items) or the recognition of any Spin-Off Tax Items is directly attributable to SLM BankCo’s breach of any covenant or negative covenant in Article VIII, such Spin-Off Taxes or Spin-Off Tax Items, as the case may be, shall be treated as Taxes or Tax Items of, and allocated to, the SLM BankCo Group for purposes of applying the Separate Return Method.

(ii) Responsibility of Navient. To the extent that the imposition of any Spin-Off Taxes (other than as a result of the recognition of any Spin-Off Tax Items) or the recognition of any Spin-Off Tax Items is directly attributable to Navient’s breach of any covenant or negative covenant in Article VIII, such Spin-Off Taxes or Spin-Off Tax Items, as the case may be, shall be treated as Taxes or Tax Items of, and allocated to, the Navient Group (and not the SLM BankCo Group) for purposes of applying the Separate Return Method.

(iii) Joint Responsibility. To the extent any Spin-Off Tax (that is not attributable to a Spin-Off Tax Item) or any Spin-Off Tax Item is not allocated under Section 2.2(a)(i) or Section 2.2(a)(ii), (x) fifty percent (50%) of such Spin-Off Tax or Spin-Off Tax Item, as the case may be, shall be treated as a Tax or Tax Item of, and allocated to, the SLM BankCo Group for purposes of applying the Separate Return Method, and (y) fifty percent (50%) of such Spin-Off Tax or Spin-Off Tax Item, as the case may be, shall be treated as a Tax or Tax Item of, and allocated to, the Navient Group (and not the SLM BankCo Group) for purposes of applying the Separate Return Method.

Bank Loan Sales. Notwithstanding anything to the contrary in this Agreement, for all purposes of this Agreement (including, without limitation, for purposes of applying the Separate Return Method and determining whether a Tax Return is a Joint Return), any Tax Items resulting from a Bank Loan Sale shall be treated as Tax Items of, and allocated to, SLM BankCo.

Section 108(i) Income. To reimburse SLM BankCo for income Taxes that may be imposed on the Section 108(i) Income, for each calendar quarter from and including second quarter 2014 through and including fourth quarter 2018 (i.e., a total of nineteen quarters), Navient shall pay to SLM BankCo an amount that, net of any payments for such quarter by SLM BankCo to Navient pursuant to this Section 2.2(c), is equal to the Section 108(i) Quarterly Amount for such quarter. Subject to the succeeding sentence, the due date for Navient to pay the Section 108(i) Quarterly Amount for an applicable quarter to SLM BankCo shall be the later of (i) three Business Days prior to the Section 108(i) Installment Date for such quarter and (ii) seven Business Days after SLM BankCo gives notice to Navient requesting such amount. If the Section 108(i) Quarterly Amount for a quarter increases or decreases due to a change in applicable U.S. federal income tax rates, then (x) in the case of a decrease in the Section 108(i) Quarterly Amount for such quarter, SLM BankCo shall pay to Navient the excess (if any) of the net amount previously paid by Navient to SLM BankCo under this Section 2.2(c) for such quarter over the actual Section 108(i) Quarterly Amount for such quarter (revised to take into account such change in tax rates), within seven Business Days of the later of (1) the date that such change in tax rates is enacted and (2) the date that Navient gives notice to SLM BankCo requesting such amount, and (y) in the case of an increase in the Section 108(i) Quarterly Amount for such quarter, the due date for Navient to pay the amount of such increase to SLM BankCo shall be the later of (1) three Business Days prior to the Section 108(i) Installment Date for such quarter, (2) seven Business Days after the date that such change in tax rates is enacted, and (3) seven Business Days after the date that SLM BankCo gives notice to Navient requesting the amount of such increase. For the avoidance of doubt, if the Section 108(i) Tax Factor for all applicable quarters is always one (1), the aggregate amount required to be paid by Navient pursuant to this Section 2.2(c) is two hundred eighty-three million two hundred fifty-five thousand eight hundred dollars ($283,255,800). Notwithstanding anything to the contrary in this Agreement, for all purposes of this Agreement (including, without limitation, for purposes of applying the Separate Return Method and determining whether a Tax Return is a Joint Return), all Section 108(i) Income shall be treated as income of, and allocated to, SLM BankCo.

Article III

Preparation and Filing of Tax Returns

Section 3.1 Joint Returns.

(a) Preparation and Filing. Navient shall be responsible for preparing (or causing to be prepared) any Joint Return for a taxable year (or other applicable taxable period) ending on or before December 31, 2013 (“Navient Joint Returns”). SLM BankCo shall be responsible for (i) preparing (or causing to be prepared) any Joint Return for a taxable year (or other applicable taxable period) ending after December 31, 2013 (an “SLM Bankco Joint Return”), and (ii) calculating the amount of U.S. federal estimated income taxes that are Consolidated Taxes for any quarter after the first quarter of 2014. The party responsible for signing any such Joint Return (or whose Group member is responsible for signing such Joint Return) under applicable Law (the “Return Signer”) shall sign (or cause to be signed) such Joint Return and file (or cause to be filed) such Joint Return with the applicable Tax Authority. For the avoidance of doubt, SLM BankCo shall be responsible for signing and filing the U.S. federal income tax return for the SLM consolidated group for the taxable year ending December 31, 2013 and the U.S. federal income tax return for the SLM/SLM BankCo consolidated group for the taxable year ending December 31, 2014.

(b) Draft Joint Returns. The Preparer of a Joint Return shall provide the Non-Preparer of such Joint Return with a substantially final draft of such Joint Return (other than a Joint Return filed prior to the Spin-Off Date) at least 10 Business Days prior to the due date for such Joint Return (or, if there is no due date for such Joint Return, as soon as reasonably practical). Such Non-Preparer shall promptly notify such Preparer of any objections that it may have to any items or elections set forth in any such draft Joint Return. Notwithstanding anything to the contrary in Section 3.3(a), (i) Navient and SLM BankCo shall work together to resolve in good faith any such objection and to mutually consent to the filing of such Joint Return (and no such Joint Return will be filed without such mutual consent), and (ii) after the filing of any original Joint Return, Navient and SLM BankCo shall work together, at the request of the other party, to determine whether to file any amended Joint Return (and no amended Joint Return will be filed on or after the Spin-Off Date without the consent of both Navient and SLM BankCo). If the Preparer fails to provide such draft Joint Return within the time period provided in this Section 3.1(b) or fails to properly file such Joint Return within two Business Days following the resolution of all such objections, then notwithstanding any other provision of this Agreement, such Preparer shall be liable for, and shall indemnify and hold harmless each member of the Non-Preparer’s Group from and against, any penalties, interest, or other payment obligation imposed by reason of any resulting delay in filing such return.

(c) Provision of Information. At the request of the Preparer of a Joint Return, the Non-Preparer of such Joint Return shall provide the Preparer with any information in its possession (or in the possession of any member of the Non-Preparer’s Group) reasonably necessary for the Preparer to properly and timely prepare such Joint Return (including, without limitation, to the extent required, (i) the amount of taxable income of such Non-Preparer’s Group for the period ending on the Spin-Off Date based on the closing of the books method, and (ii) the amount of taxable income recognized by such Non-Preparer’s Group as a result of the External Spin-Off). Such Non-Preparer shall provide such information at least thirty days prior to the extended due date of such Joint Return or, if later, within fifteen Business Days of its receipt of such request. If such Non-Preparer (or any member of its Group) is in possession of information and fails to provide such information within the time period provided in this Section 3.1(c) or in the form reasonably requested by the Preparer to permit the timely filing of such Joint Return, then notwithstanding any other provision of this Agreement, such Non-Preparer shall be liable for, and shall indemnify and hold harmless each member of the Preparer’s Group from and against, any penalties, interest, or other payment obligation imposed by reason of any resulting delay in filing such return.

(d) Information with Respect to Estimated Payments and Extension Payments. At the request of the Preparer of a Joint Return, the Non-Preparer of such Joint Return shall provide the Preparer with all information in its possession (or in the possession of any member of its Group) that the Preparer needs to determine the amount of Taxes due on any Payment Date with respect such Joint Return. Such Non-Preparer shall provide such information at least thirty days prior to such Payment Date or, if later, within fifteen Business Days of its receipt of such request. In the event that such Non-Preparer fails to provide information within the time period provided in this Section 3.1(d) or in the form reasonably requested by the Preparer to permit the timely payment of such Taxes, the indemnification principles of Section 3.1(c) shall apply with respect to any penalties, interest, or other payments imposed by reason of any resulting delay in paying such Taxes. The Preparer shall promptly inform the Non-Preparer of its determination of the amount of Taxes due on any Payment Date with respect to such Joint Return and the parties shall reasonably cooperate to finalize such determination.

(e) Provision of Assistance with Respect to Joint Returns. At the request of the Preparer of a Joint Return, the Non-Preparer of such Joint Return shall take (at its own cost and expense), and shall cause the members of its Group to take (at their own cost and expense), any reasonable action (e.g., executing a power of attorney) that is reasonably necessary in order for such Preparer or any other member of the Preparer’s Group to prepare, file, amend or take any other action with respect to such Joint Return (to the extent the Preparer’s Group is permitted to do so under this Agreement). In the event that such Non-Preparer fails to take, or cause to be taken, any such requested action, the indemnification principles of Section 3.1(c) shall apply with respect to any penalties, interest, or other payments imposed by reason of a failure to timely take any such requested action.

(f) Engagement Letter for Certain 2014 Tax Returns. SLM Bankco shall enter into an engagement letter (the “2014 Engagement Letter”) with a third-party accounting firm (the “2014 Accountant”) pursuant to which such accounting firm shall agree to assist in (i) preparing certain U.S. federal, state and local income, franchise and similar Tax Returns for taxable periods ending during 2014 and (ii) calculating U.S. federal estimated income taxes for the second, third and fourth quarters of 2014 and the 2014 extension payments. SLM Bankco shall provide a draft of the 2014 Engagement Letter to Navient before the execution thereof and Navient shall notify SLM Bankco of any objections that it may have thereto within 10 Business Days after the receipt thereof. Failure of Navient to so object shall be deemed to constitute Navient’s written consent to execute such 2014 Engagement Letter. SLM Bankco and Navient shall work together in good faith to resolve any such objections, and the 2014 Engagement Letter shall not be executed without the prior written consent of Navient, such consent not to be unreasonably withheld or delayed.

(g) Allocation of Third-Party Preparer Expenses. Any fees, costs or expenses payable to KPMG LLP (or its affiliates) under the 2013 Engagement Letter that have not been paid prior to the Spin-Off Date shall be allocated between Navient and SLM BankCo in proportion to the number of entities for which KPMG LLP (or its affiliates) prepares a pro forma separate company return pursuant to the 2013 Engagement Letter that are in the Navient Group and the SLM BankCo Group, respectively. Any fees, costs or expenses payable to the 2014 Accountant (or its affiliates) under the 2014 Engagement Letter shall be allocated between Navient and SLM BankCo in proportion to the number of entities for which the 2014 Accountant (or its affiliates) prepares a pro forma separate company return pursuant to the 2014 Engagement Letter that are in the Navient Group and the SLM BankCo Group, respectively. SLM BankCo shall be responsible for remitting such fees, costs and expenses to KPMG LLP or the 2014 Accountant, as the case may be. Navient shall remit to SLM BankCo the portion of any such fees, costs or expenses that are allocated to Navient pursuant to this Section 3.1(g) by the date that is the later of (i) five Business Days after the date that SLM BankCo remits such fees, costs or expenses to KPMG LLP or the 2014 Accountant, as applicable, and (ii) seven Business Days after SLM BankCo gives Navient notice requesting such amount.

Section 3.2 Separate Returns.

Separate Returns to be Prepared by SLM BankCo. SLM BankCo shall be responsible for preparing and filing (or causing to be prepared and filed) any Separate Return that includes Tax Items, operations, activities or assets of the SLM BankCo Operations, determined without regard to Tax Items carried forward to such Tax Year (an “SLM BankCo Separate Return”).

Separate Returns to be Prepared by Navient. Navient shall be responsible for preparing and filing (or causing to be prepared and filed) any Separate Return that includes Tax Items, operations, activities or assets of the Navient Operations, determined without regard to Tax Items carried forward to such Tax Year (a “Navient Separate Return”).

(a) Provision of Information and Assistance.

(i) Provision of Information. SLM BankCo shall provide to Navient, and Navient shall provide to SLM BankCo, any information in its possession (or in the possession of a member of its Group) requested by the other party that such party requesting such information reasonably needs to properly and timely file any Separate Returns pursuant to Section 3.2(a) or (b). Such information shall be provided within the time prescribed by Section 3.1(c) for the provision of information for Joint Returns. In the event that SLM BankCo or Navient fails to provide information within such time period or in the form reasonably requested by the other party to permit the timely filing of a Separate Return, the indemnification principles of Section 3.1(c) shall apply with respect to any penalties, interest, or other payments imposed against any member of the SLM BankCo Group or the Navient Group by reason of any resulting delay in filing such return.

(ii) Assistance. At the request of Navient, SLM BankCo shall take (at its own cost and expense), and shall cause the members of the SLM BankCo Group to take (at their own cost and expense), any reasonable action (e.g., executing a power of attorney) that is reasonably necessary in order for Navient or any other member of the Navient Group to prepare, file, amend or take any other action with respect to a Navient Separate Return. At the request of SLM BankCo, Navient shall take (at its own cost and expense), and shall cause the members of the Navient Group to take (at their own cost and expense), any reasonable action (e.g., executing a power of attorney) that is reasonably necessary in order for SLM BankCo or any other member of the SLM BankCo Group to prepare, file, amend or take any other action with respect to an SLM BankCo Separate Return. In the event that SLM BankCo or Navient, as the case may be, fails to take, or cause to be taken, any such requested action, the indemnification principles of Section 3.1(c) shall apply with respect to any penalties, interest, or other payments imposed against any member of either Group by reason of a failure to timely take any such requested action.

Section 3.3 Additional Rules Relating to the Preparation of Tax Returns.

General Rule. Except as otherwise provided in this Agreement (including, without limitation, under Section 3.3(b) and Section 3.3(c)), the party responsible for filing (or causing to be filed) a Tax Return pursuant to Section 3.2 shall have the exclusive right, in its sole discretion, with respect to such Tax Return to determine (i) the manner in which such Tax Return shall be prepared and filed, including the elections, methods of accounting, positions, conventions and principles of taxation to be used and the manner in which any Tax Item shall be reported, (ii) whether any extensions may be requested, (iii) whether an amended Tax Return shall be filed, (iv) whether any claims for refund shall be made, (v) whether any refunds shall be paid by way of refund or credited against any liability for the related Tax, and (vi) whether to retain outside firms to prepare or review such Tax Return.

Navient Separate Returns. With respect to any Navient Separate Return:

(i) Navient may not take (and shall cause the members of the Navient Group not to take) any positions that it knows, or reasonably should know, would adversely affect any member of the SLM BankCo Group, without the prior written consent of SLM BankCo, except to the extent taking such position is consistent with the past practice of the SLM group or is required by applicable Law; and

(ii) Navient and other members of the Navient Group must allocate Tax Items between such Navient Separate Return and any related Joint Return in a manner that is consistent with the reporting of such Tax Items on the related Joint Return.

SLM BankCo Separate Returns. With respect to any SLM BankCo Separate Return, SLM BankCo may not take (and shall cause the members of the SLM BankCo Group not to take) any positions that it knows, or reasonably should know, would adversely affect any member of the Navient Group, without the prior written consent of Navient, except to the extent taking such position is consistent with the past practice of the SLM group or is required by applicable Law.

Election to File Consolidated, Combined or Unitary Tax Returns. Navient and SLM BankCo shall cooperate to determine whether to file (or cause to be filed) any Tax Return on a consolidated, combined or unitary basis if such Tax Return would include at least one member of each Group and the filing of such Tax Return on such basis is elective under the relevant Tax Law.

Standard of Performance. Navient and SLM BankCo shall prepare Navient Joint Returns and SLM BankCo Joint Returns, respectively, with the same general degree of care as they use in preparing Separate Returns. Notwithstanding the preceding sentence, neither Navient nor SLM BankCo shall be liable for any additional Taxes for which the other is otherwise liable under Article II that result from a redetermination in a Tax Contest, regardless of whether such Taxes arise as a result of Navient’s or SLM BankCo’s failure to exercise such degree of care.

Reliance on Exchanged Information. If a member of the Navient Group supplies information to a member of the SLM BankCo Group, or a member of the SLM BankCo Group supplies information to a member of the Navient Group, in connection with the preparation of a Tax Return and an officer of the requesting member intends to sign a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then a duly authorized officer of the member supplying such information shall certify (upon the request of such other member), to such officer’s knowledge and belief, the accuracy and completeness of the information so supplied.

Allocation of Tax Items. Navient and SLM BankCo shall cooperate to determine the allocation of any applicable Tax Items and Tax attributes (e.g., NOLs, Tax credits and earnings and profits) as of the Effective Time, in accordance with applicable Tax Laws, among SLM BankCo, each other SLM BankCo Group member, Navient, and each other Navient Group member. SLM BankCo and Navient hereby agree that each such Tax Item shall be allocated in a manner consistent with allocations under the Separate Return Method to the extent permitted under applicable Law.

Article IV

Tax Payments

Payment of Taxes to Tax Authority. SLM BankCo shall be responsible for remitting to the proper Tax Authority the Tax shown on any Joint Return for which a member of the SLM BankCo Group is the Return Signer or any SLM BankCo Separate Return (including Taxes for which Navient is wholly or partially liable pursuant to Article II) and any estimated Taxes required to be paid with respect thereto, to the extent such amounts have not been remitted prior to the Spin-Off Date, and Navient shall be responsible for remitting to the proper Tax Authority the Tax shown on any Joint Return for which a member of the Navient Group is the Return Signer or any Navient Separate Return (including Taxes for which SLM BankCo is wholly or partially liable pursuant to Article II) and any estimated Taxes required to be paid with respect thereto, to the extent such amounts have not been remitted prior to the Spin-Off Date. For the avoidance of doubt, SLM BankCo shall be responsible for remitting to the U.S. government U.S. federal estimated income Taxes for the SLM consolidated group and the SLM BankCo consolidated group, as applicable, for each quarter in 2014 (to the extent such amounts have not been remitted prior to the Spin-Off Date).

Section 4.1 Indemnification Payments.

Tax Payments. In connection with any payment of, or any filing of a Consolidated Return with respect to, any Consolidated Tax for any Tax Year (or portion thereof) (a “Tax Event”) on a date on or after the Spin-Off Date (the “Applicable Date”), the parties shall cooperate to determine the amount of the Navient Tax Amount and SLM BankCo Tax Amount with respect to such Consolidated Tax for such Tax Year (or portion thereof) as of the Applicable Date. If Navient is responsible for remitting such Consolidated Tax to, or filing (or causing to be filed) such Consolidated Return with, the applicable Tax Authority pursuant to Article III or Section 4.1, as applicable, Navient shall notify SLM BankCo prior to making such payment or filing, and (i) if the SLM BankCo Net Obligation with respect to such Consolidated Tax for such Tax Year (or portion thereof) is or will be positive as of the Applicable Date (not taking into account any payment made pursuant to this sentence with respect to such Tax Event), SLM BankCo shall remit to Navient the amount of such SLM BankCo Net Obligation, and (ii) if the SLM BankCo Net Obligation with respect to such Consolidated Tax for such Tax Year (or portion thereof) is or will be negative as of the Applicable Date (not taking into account any payment made pursuant to this sentence with respect to such Tax Event), Navient shall remit to SLM BankCo an amount equal to the absolute value of such SLM BankCo Net Obligation, in each case by the date that is the later of (x) three Business Days prior to the date that Navient remits such Tax payment to such Tax Authority or files such Consolidated Return, as applicable and (y) seven Business Days after the party entitled to payment gives notice to the other party requesting such amount. If SLM BankCo is responsible for remitting such Consolidated Tax to, or filing (or causing to be filed) such Consolidated Return with, the applicable Tax Authority pursuant to Article III or Section 4.1, as applicable, SLM BankCo shall notify Navient prior to making such payment or filing, and (i) if the Navient Net Obligation with respect to such Consolidated Tax for such Tax Year (or portion thereof) is or will be positive as of the Applicable Date (not taking into account any payment made pursuant to this sentence with respect to such Tax Event), Navient shall remit to SLM BankCo the amount of such Navient Net Obligation, and (ii) if the Navient Net

Obligation is or will be negative as of the Applicable Date (not taking into account any payment made pursuant to this sentence with respect to such Tax Event), SLM BankCo shall remit to Navient an amount equal to the absolute value of such Navient Tax Obligation, in each case by the date that is the later of (x) three Business Days prior to the date that SLM BankCo remits such Tax payment to such Tax Authority or files such Consolidated Return, as applicable and (y) seven Business Days after the party entitled to payment gives notice to the other party requesting such amount.

Credit for Prior Tax Payments. SLM BankCo shall be deemed to have paid any amount related to Taxes as of the Effective Time to the extent the SLM BankCo Group is treated as having paid such amount under the Separate Return Method applied as of the Effective Time. Any such amount treated as paid by SLM BankCo shall be treated as having been paid to either Navient or the applicable Tax Authority, as applicable, for purposes of this Agreement. Navient shall be deemed to have paid any applicable amount related to Taxes as of the Effective Time to the extent that such amount was actually paid to the applicable Tax Authority as of the Effective Time or (without duplication) treated as paid under the Separate Return Method as of the Effective Time and the SLM BankCo Group is not treated as having paid such amount under the Separate Return Method applied as of the Effective Time. Any such amount treated as paid by Navient shall be treated as having been paid to either SLM BankCo or the applicable Tax Authority, as applicable, for purposes of this Agreement.

Initial Determinations and Subsequent Adjustments. The initial determination of the amount of any payment that one party is required to make to another under this Agreement shall be made on the basis of the Tax Return as filed or, if the Tax to which the payment relates is not reported on a Tax Return, on the basis of the amount of Tax initially paid to the Tax Authority. The amounts paid under this Agreement will be redetermined, and additional payments relating to such redetermination will be made, as appropriate, if as a result of an audit by a Tax Authority or an amended Tax Return or for any other reason (w) additional Taxes are subsequently paid or required to be paid, (x) a refund of such Taxes is received, (y) the party using a Tax Benefit changes by reason of a Tax Contest or the filing of an amended Tax Return, or (z) the amount or character of any Tax Item is adjusted or redetermined by reason of a Tax Contest or the filing of an amended Tax Return. Each payment required by the immediately preceding sentence (i) as a result of a payment of additional Taxes will be due thirty days after the date on which the additional Taxes were paid or, if later, fifteen days after the party that made such payment of additional Taxes gives notice to the other party requesting reimbursement, (ii) as a result of the receipt of a refund will be due thirty days after the refund was received, (iii) as a result of a change in use of a Tax Benefit (to which clauses (i) and (ii) do not apply) by reason of a Tax Contest or the filing of an amended Tax Return will be due thirty days after the date on which the final action resulting in such change is taken by a Tax Authority or either party or any of their Subsidiaries, or (iv) as a result of an adjustment or redetermination of the amount or character of a Tax Item (to which clauses (i) and (ii) do not apply) by reason of a Tax Contest or the filing of an amended Tax Return will be due thirty days after the date on which the final action resulting in such adjustment or redetermination is taken by a Tax Authority or either party or any of their Subsidiaries. If a payment is made as a result of an audit by a Tax Authority which does not conclude the matter, further adjusting payments will be made, as appropriate, to reflect the outcome of subsequent administrative or judicial proceedings.

Interest on Late Payments. Payments pursuant to this Agreement that are not made by the date prescribed in this Agreement or, if no such date is prescribed, within fifteen days after written demand for payment is made (the “Due Date”) shall bear interest for the period from and including the date immediately following the Due Date through and including the date of payment at a per annum rate equal to the Prime Rate on the Due Date (or, if the Due Date is not a Business Day, as of 11:00 a.m. New York, NY time on the first Business Day following the Due Date) plus 2%, subject to any maximum amount permitted by applicable Law. Such rate shall be redetermined at the beginning of each calendar quarter following such Due Date. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

Payments by or to Other Group Members. When appropriate under the circumstances to reflect the underlying liability for a Tax or entitlement to a Tax refund or Tax Benefit, a payment which is required to be made by or to SLM BankCo or Navient under this Agreement may be made by or to another member of the SLM BankCo Group or the Navient Group, as appropriate, but nothing in this Section 4.5 shall relieve SLM BankCo or Navient of its obligations under this Agreement.

Procedural Matters. Any notice requesting payment delivered to the indemnifying party in accordance with Section 9.5 shall show the amount due and owing together with a schedule calculating in reasonable detail such amount (and shall include any relevant Tax Return, pro forma Tax Return, statement, bill or invoice related to such Taxes, costs, expenses or other amounts due and owing). Payments shall be deemed made when received. If the indemnifying party fails to make a payment to the indemnified party within the time period set forth in this Article IV, the indemnifying party shall pay to the indemnified party, in addition to interest that accrues pursuant to Section 4.4, any costs or expenses incurred by the indemnified party to secure such payment or to satisfy the indemnifying party’s portion of the obligation giving rise to the indemnification payment.

Tax Consequences of Payments; Tax Gross-Up. For all Tax purposes, to the extent permitted by applicable Tax Law, the parties will treat any payment made pursuant to this Agreement as a capital contribution made by SLM BankCo to Navient or as a distribution made by Navient to SLM BankCo, as the case may be, on the date recited above on which the parties entered into the Agreement. If any Spin-Off Tax Payment (or portion thereof) directly or indirectly causes an increase in Taxes for which the payee would otherwise be liable under Article II, the payer of such Spin-Off Tax Payment shall be required to pay the payee (either by means of direct payment or by means of offset against amounts otherwise due under this Agreement from such payee to such payer) an additional amount, such that the amount of any Taxes for which the payee is liable under Article II that result from either such Spin-Off Tax Payment or from the payment of such additional amount is equal to such additional amount. Except to the extent described in the preceding sentence of this Section 4.7, under no circumstances shall any payment (or portion thereof) made pursuant to this Agreement be grossed up to take into account any additional Taxes that may be owed by the payee (or any of the members of its Group) as a result of such payment. In the event that a Tax Authority asserts that the treatment of a payment pursuant to this Agreement should be other than as determined pursuant to this Section 4.7, SLM BankCo or Navient, as appropriate, shall use its reasonable best efforts to contest such assertion. Section 4.4(c) of the Separation Agreement shall not apply to payments made pursuant to this Agreement.

Article V

Assistance and Cooperation

Cooperation. In addition to the obligations enumerated in Section 3.1(c), Section 3.1(e), Section 3.2(c) and Section 7.3, SLM BankCo and Navient will cooperate (and will cause their respective Groups to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters upon the reasonable request of the other party. Such cooperation will include Navient or SLM BankCo, as the case may be, (x) providing documents and information in its possession (or in the possession of another member of its Group) as reasonably requested, and (y) making available to the other, as reasonably requested and available, personnel (including officers, directors, employees and agents of either Group) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes.

Supplemental Rulings and Supplemental Tax Opinions. Each of the parties agrees that, at the reasonable request of the other party (the “Requesting Party”), such party shall (and shall cause each member of its Group to) (i) cooperate and use reasonable efforts to seek to obtain, as expeditiously as reasonably practicable, a Supplemental Ruling from the IRS or (ii) cooperate and use reasonable efforts to assist the Requesting Party in obtaining, as expeditiously as reasonably practicable, a Supplemental Tax Opinion from Tax Counsel. Within thirty days after receiving an invoice from the other party therefor, the Requesting Party shall reimburse such other party for all reasonable out-of-pocket costs and expenses incurred by such other party and the members of such other party’s Group in connection with obtaining or requesting a Supplemental Ruling or in connection with assisting the Requesting Party in obtaining a Supplemental Tax Opinion. Notwithstanding the foregoing, a party shall not be required to file any Supplemental IRS Submission at the request of the Requesting Party unless the Requesting Party represents to such other party that (x) the Requesting Party has reviewed the Supplemental IRS Submission and (y) all information and representations, if any, relating to any member of the Requesting Party’s Group contained in the Supplemental IRS Submissions are true, correct and complete in all material respects.

Article VI

Tax Records

Retention of Tax Records. Each of SLM BankCo and Navient shall preserve, and shall cause the members of their respective Groups to preserve, all Tax Records that are in their possession and that could reasonably be expected to affect the liability of any member of the other Group for Taxes, for as long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (x) the expiration of any applicable statutes of limitation, as extended, and (y) seven years after the Spin-Off Date.

Access to Tax Records. Navient shall make available, and cause the members of the Navient Group to make available, to SLM BankCo for inspection and copying (x) all Tax Records in their possession at the time of any written request therefor that relate to Tax Years (or portions thereof) that end on or before the Spin-Off Date, and (y) the portion of any Tax Record in their possession at the time of any written request therefor that relates to Tax Years (or portions thereof) that end after the Spin-Off Date and that is reasonably necessary to have for the preparation of a Joint Return or an SLM BankCo Separate Return or in connection with a Tax Contest relating to such return. SLM BankCo shall make available, and cause the members of the SLM BankCo Group to make available, to Navient for inspection and copying (x) all Tax Records in their possession at the time of any written request therefor that relate to Tax Years (or portions thereof) that end on or before the Spin-Off Date, and (y) the portion of any Tax Record in their possession at the time of any written request therefor that relates to Tax Years (or portions thereof) that end after the Spin-Off Date and that is reasonably necessary to have for the preparation of a Joint Return or a Navient Separate Return or in connection with a Tax Contest relating to such return.

Confidentiality. The provisions of Sections 6.9 and 6.10 of the Separation Agreement shall apply with respect to any Information provided pursuant to this Agreement; provided that either party may disclose, or may permit disclosure of, Information to the extent necessary in connection with the filing of Tax Returns or any administrative or judicial proceedings relating to Taxes.

Article VII

Tax Contests

Notices. Each party shall provide prompt notice to the other party of any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware relating to (i) Taxes for which it is or may be indemnified by the other party hereunder, (ii) the qualification of the Reorganization as a tax-free transaction described under Section 368(a)(1)(F) of the Code, (iii) the qualification of the Internal Contribution and the Internal Spin-Off as tax-free transactions described under Sections 368(a)(1)(D) and 355 of the Code, or (iv) the qualification of the External Contribution and the External Spin-Off as tax-free transactions described under Sections 368(a)(1)(D) and 355 of the Code. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents (or applicable portions thereof) received from any Tax Authority in respect of any such matters. If (i) an indemnified party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder, (ii) such party fails to give the indemnifying party prompt notice of such asserted Tax liability, and (iii) the indemnifying party has the right, pursuant to Section 7.2(a), to control the Tax Contest relating to such Tax liability, then (x) if the indemnifying party is precluded from contesting the asserted Tax liability as a result of such failure to give prompt notice, the indemnifying party shall have no obligation to indemnify the indemnified party for any Taxes arising out of such asserted Tax liability, and (y) if the indemnifying party is not precluded from contesting the asserted Tax liability, but such failure to give prompt notice results in a monetary detriment to the indemnifying party, then any amount which the indemnifying party is otherwise required to pay the indemnified party pursuant to this Agreement shall be reduced by the amount of such detriment.

Section 7.1 Control of Tax Contests.

General Rule. Except as provided in Section 7.2(b), (i) SLM BankCo shall have full responsibility, control and discretion in handling, settling or contesting any Tax Contest involving a Tax reported on a Joint Return (or which a Tax Authority asserts should have been reported on a Joint Return), and (ii) each party (or the appropriate member of its Group) shall have full responsibility, control and discretion in handling, settling or contesting any Tax Contest involving a Tax reported on a Separate Return of such party (or which a Tax Authority asserts should have been reported on a Separate Return).

(a) Participation and Settlement Rights.

(i) With respect to a Tax Contest which involves a Tax liability for which the Non-Controlling Party may be liable, or a Tax Benefit to which the Non-Controlling Party may be entitled, in whole or in part under this Agreement (in any case, a “Non-Preparer Item,” which, to the extent Navient is the Non-Controlling Party, shall be deemed to include any Spin-Off Taxes and Spin-Off Tax Items and any issues related to the tax-free treatment of the Reorganization, Internal Contribution, External Contribution, Internal Spin-Off or External Spin-Off), subject to Section 7.2(b)(ii), (1) the Non-Controlling Party shall be entitled to participate, at its own cost and expense, in such Tax Contest to the extent it relates to a Non-Preparer Item, (2)

the Controlling Party shall keep the Non-Controlling Party reasonably informed and consult seriously and in good faith with the Non-Controlling Party and its Tax advisors with respect to any issue in such Tax Contest relating to a Non-Preparer Item, (3) the Controlling Party shall provide the Non-Controlling Party with copies of all correspondence, notices, and other written materials received from any Tax Authority and shall otherwise keep the Non-Controlling Party and its Tax advisors advised of significant developments in the Tax Contest and of significant communications involving representatives of the Tax Authority, to the extent (in any case) related to a Non-Preparer Item, (4) the Non-Controlling Party may request that the Controlling Party take a position related to a Non-Preparer Item in respect of such Tax Contest, and the Controlling Party shall do so provided that (A) there exists substantial authority for such position (within the meaning of the accuracy-related penalty provisions of Section 6662 of the Code) and (B) the adoption of such position could not reasonably be expected to increase the Taxes or reduce the Tax Benefits allocated to the Controlling Party pursuant to Article II of this Agreement (unless the Non-Controlling Party agrees to indemnify and hold harmless the Controlling Party from such increase in Taxes or reduction in Tax Benefits), (5) the Controlling Party shall provide the Non-Controlling Party with a copy of any written submission to be sent to a Tax Authority to the extent related to a Non-Preparer Item prior to the submission thereof and shall give serious and good faith consideration to any comments or suggested revisions that the Non-Controlling Party or its Tax advisors may have with respect thereto, and (6) there will be no settlement, resolution (within the control of the Controlling Party or any member of the Controlling Party’s Group), or closing or other agreement with respect to any issue related to a Non-Preparer Item without the consent of the Non-Controlling Party, which consent shall not be unreasonably withheld or delayed.

(ii) Notwithstanding anything to the contrary in this Agreement, if Navient and SLM BankCo cannot agree as to how to proceed (e.g., whether to propose or accept a settlement offer, file a protest or petition, etc.) with respect to a Tax Item or issue in a Tax Contest involving Consolidated Taxes after consulting with each other on such matter in good faith, the party with the most Taxes at risk with respect to such Tax Item or issue in such Tax Contest shall be entitled to decide how to proceed with respect to such Tax Item or issue, and the other party shall comply and reasonably cooperate with such decision (including by signing a power of attorney with respect to such issue, to the extent necessary). For purposes of this Section 7.2(b)(ii), the party with the most Taxes at risk with respect to a Tax Item or issue shall be the party whose liability for Taxes under this Agreement would increase the most (in terms of absolute dollar amount) if the position of the applicable Governmental Entity with respect to such Tax Item or issue were upheld in full (treating a loss of any claimed refund as an increase in Tax liability).

Cooperation. The Non-Controlling Party shall promptly provide the Controlling Party with all documents and information in its possession (or in the possession of its Group) which the Controlling Party reasonably needs to handle, settle or contest the Tax Contest (including copies of all correspondence, notices, and other written materials with respect to such Tax Contest sent by a Tax Authority to the Non-Controlling Party (or a member of its Group) but not to any member of the Controlling Party’s Group). Subject to Section 7.2(b), at the reasonable request of the Controlling Party, the Non-Controlling Party shall take any action (e.g., executing a power of attorney) that is reasonably necessary in order for the Controlling Party to handle, settle or contest the Tax Contest. The Controlling Party shall reimburse the Non-Controlling Party for any reasonable out-of-pocket costs and expenses incurred in complying with the first two sentences of this Section 7.3. The Controlling Party shall have no obligation to indemnify the Non-Controlling Party for any additional Taxes resulting from the Tax Contest if such Non-Controlling Party fails to reasonably cooperate in accordance with the first two sentences of Section 7.3.

Article VIII

Restriction on Certain Actions of SLM BankCo and Navient

General Restrictions. Navient and SLM BankCo shall not (and shall cause the members of their respective Groups to not) take any action or fail to take any action if such action or failure to take action, as the case may be, would (i) be inconsistent with the Reorganization qualifying, or preclude the Reorganization from qualifying, as a tax-free transaction described under Section 368(a)(1)(F) of the Code, (ii) be inconsistent with the Internal Contribution and Internal Spin-Off qualifying, or preclude the Internal Contribution and Internal Spin-Off from qualifying, as tax-free transactions described under Sections 368(a)(1)(D) and 355 of the Code, (iii) be inconsistent with the External Contribution and External Spin-Off qualifying, or preclude the External Contribution and External Spin-Off from qualifying, as tax-free transactions (except with respect to cash received in lieu of fractional shares) described under Sections 368(a)(1)(D) and 355 of the Code, or (iv) be reasonably likely to be inconsistent with, or cause any Person to be in breach of, any representation, covenant or material statement made in the Tax Materials.

Certain Navient Actions Following the Effective Time. Without limiting the other provisions of this Article VIII, during the two-year period following the Effective Time, Navient shall not take (and shall cause the members of the Navient Group to not take), and shall not negotiate or enter into (and shall cause the members of the Navient Group to not negotiate or enter into) a binding agreement to take, any of the following actions: (i) liquidate, sell all or substantially all of its assets or sell or transfer fifty percent (50%) or more of (1) the assets that constitute the Education Loan Management Business as of the Effective Time to any Person other than Navient or an entity which is and will be wholly-owned, directly or indirectly, by Navient or (2) the assets that constitute the Internal Distributing Business as of the Effective Time to any Person other than Internal Distributing or an entity which is and will be wholly-owned, directly or indirectly, by Internal Distributing, (ii) issue stock of Navient or any Navient Affiliate (or any instrument that is convertible or exchangeable into any such stock), other than an issuance to which Treasury Regulations Section 1.355-7(d)(8) or (9) applies, equal to or exceeding twenty-five percent (25%) (by vote or value) of the stock of Navient or of such Navient Affiliate that was issued and outstanding immediately following the Effective Time, (iii) facilitate or otherwise participate in any acquisition (or deemed acquisition) or other transfer of stock of Navient or Internal Distributing that would result in (1) any shareholder owning (or being deemed to own after applying the rules of Sections 355(e)(4)(C) and 355(e)(3)(B) of the Code) forty percent (40%) or more (by vote or value) of the outstanding stock of Navient or (2) any shareholder other than Navient owning (or being deemed to own after applying the rules of Sections 355(e)(4)(C) and 355(e)(3)(B) of the Code) forty percent (40%) or more (by vote or value) of the outstanding stock of Internal Distributing, (iv) redeem or otherwise repurchase any stock of Navient other than pursuant to open market stock repurchase programs meeting the requirements of Section 4.05(1)(b) of Rev. Proc. 96-30, 1996-1 C.B. 696, or (v) terminate the active conduct by the

Navient Group of the Education Loan Management Business or the Internal Distributing Business, in each case, without first obtaining and delivering to SLM BankCo at Navient’s own expense a Supplemental Tax Opinion or Permitted Supplemental Ruling reasonably satisfactory to SLM BankCo with respect to such action.

Certain SLM BankCo Actions Following the Effective Time. Without limiting the other provisions of this Article VIII, during the two-year period following the Effective Time, SLM BankCo shall not take (and shall cause the members of the SLM BankCo Group to not take), and shall not negotiate or enter into (and shall cause the members of the SLM BankCo Group to not negotiate or enter into) a binding agreement to take, any of the following actions: (i) liquidate, sell all or substantially all of its assets or sell or transfer fifty percent (50%) or more of (1) the assets that constitute the Consumer Banking Business as of the Effective Time to any Person other than SLM BankCo or an entity which is and will be wholly-owned, directly or indirectly, by SLM BankCo or (2) the assets that constitute the Internal Controlled Business as of the Effective Time to any Person other than Internal Controlled or an entity which is and will be wholly-owned, directly or indirectly, by Internal Controlled, (ii) issue stock of SLM BankCo or any SLM BankCo Affiliate (or any instrument that is convertible or exchangeable into any such stock), other than an issuance to which Treasury Regulations Section 1.355-7(d)(8) or (9) applies, equal to or exceeding twenty-five percent (25%) (by vote or value) of the stock of SLM BankCo or of such SLM BankCo Affiliate that was issued and outstanding immediately following the Effective Time, (iii) facilitate or otherwise participate in any acquisition (or deemed acquisition) or other transfer of stock of SLM BankCo or Internal Controlled that would result in (1) any shareholder owning (or being deemed to own after applying the rules of Sections 355(e)(4)(C) and 355(e)(3)(B) of the Code) forty percent (40%) or more (by vote or value) of the outstanding stock of SLM BankCo or (2) any shareholder other than SLM BankCo owning (or being deemed to own after applying the rules of Sections 355(e)(4)(C) and 355(e)(3)(B) of the Code) forty percent (40%) or more (by vote or value) of the outstanding stock of Internal Controlled, (iv) redeem or otherwise repurchase any stock of SLM BankCo other than pursuant to open market stock repurchase programs meeting the requirements of Section 4.05(1)(b) of Rev. Proc. 96-30, 1996-1 C.B. 696, or (v) terminate the active conduct by the SLM BankCo Group of the Consumer Banking Business or the Internal Controlled Business, in each case, without first obtaining and delivering to Navient at SLM BankCo’s own expense a Supplemental Tax Opinion or Permitted Supplemental Ruling reasonably satisfactory to Navient with respect to such action.

Article IX

General Provisions

Section 9.1 Counterparts; Corporate Power.

(a) This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

(b) SLM BankCo represents on behalf of itself, and Navient represents on behalf of itself, as follows:

(i) it has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform this Agreement to which it is a party and to consummate the transactions contemplated hereby; and

(ii) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of it enforceable in accordance with the terms hereof.

(c) Each party acknowledges that it and the other party may execute this Agreement by facsimile, stamp or mechanical signature. Each party expressly adopts and confirms each such facsimile, stamp or mechanical signature made in its respective name as if it were a manual signature, agrees that it will not assert that any such signature is not adequate to bind such party to the same extent as if it were signed manually and agrees that at the reasonable request of the other party at any time it will as promptly as reasonably practicable cause this Agreement to be manually executed (any such execution to be as of the date of the initial date thereof).

(d) Notwithstanding any provision of this Agreement, neither SLM BankCo nor Navient shall be required to take or omit to take any act that would violate its fiduciary duties to any minority shareholders of any non-wholly owned Subsidiary of SLM BankCo or Navient, as the case may be (it being understood that directors’ qualifying shares or similar interests will be disregarded for purposes of determining whether a Subsidiary is wholly owned).

Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of any party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware irrespective of the choice of laws principles of the State of Delaware including all matters of validity, construction, effect, enforceability, performance and remedies.

Assignability. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns; provided, however, that no party hereto may assign its respective rights or delegate its respective obligations under this Agreement, directly or indirectly (including by sale of assets or stock or by means of a merger or consolidation) without the express prior written consent of the other party hereto. Notwithstanding the foregoing, no such consent shall be required for the assignment of a party’s rights and obligations under this Agreement in whole in connection with a Change of Control of a party so long as the resulting, surviving or transferee Person assumes all the obligations of the relevant party thereto by operation of Law or pursuant to an agreement in form and substance reasonably satisfactory to the other party. Nothing in this Section 9.3 is intended to, or shall be construed to, prohibit either party or any of its Subsidiaries from being party to or undertaking a Change of Control.

Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any members of the SLM BankCo Group or the Navient Group in their respective capacities as such, (a) the provisions of this Agreement are solely for the benefit of the parties hereto and are not intended to confer upon any Person except the parties hereto any rights or remedies hereunder, and (b) there are no third party beneficiaries of this Agreement and this Agreement shall not provide any third Person with any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

Notices. The provisions of Section 10.5 of the Separation Agreement shall apply to all notices, requests, claims, demands or other communications under this Agreement.

Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby. Upon such determination, the parties shall negotiate in good faith in an effort to agree upon a suitable and equitable provision to effect the original intent of the parties.

Section 9.2 Force Majeure. No party shall be deemed in default of this Agreement to the extent that any delay or failure in the performance of its obligations under this Agreement results from any Force Majeure. In the event of any such excused delay, the time for performance shall be extended for a period equal to the time lost by reason of the delay.

Section 9.3 Expenses. Except as otherwise expressly set forth in this Agreement, each Group shall bear its own expenses incurred after the Effective Time in connection with the preparation of Tax Returns and other matters related to Taxes under the provisions of this Agreement for which it is liable.

Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.4 Termination.

(a) This Agreement may be terminated by the Sallie Mae Board at any time, in its sole and absolute discretion, prior to the Separation Effective Time. After the Separation Effective Time, this Agreement may not be terminated except by an agreement in writing signed by each of the parties.

(b) In the event of any termination of this Agreement prior to the Separation Effective Time, no party (or any of its directors or officers) shall have any liability or further obligation to any other party.

Waivers of Default. Waiver by any party of any default by the other party of any provision of this Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the other party. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof, nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the party against whom it is sought to enforce such waiver, amendment, supplement or modification.

Interpretation. In this Agreement, (a) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires; (b) the terms “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) Article and Section references are to the Articles and Sections to this Agreement unless otherwise specified; (d) the word “including” and words of similar import when used in this Agreement shall mean “including, without limitation,”; (e) the word “or” shall not be exclusive; (f) unless expressly stated to the contrary in this Agreement, all references to “the date hereof,” “the date of this Agreement,” “hereby” and “hereupon” and words of similar import shall all be references to April 29, 2014, regardless of any amendment or restatement hereof; and (g) references to any agreement, instrument or other document shall mean such agreement, instrument or other document as amended, supplemented or modified from time to time to the extent permitted by the provisions thereof and not prohibited by this Agreement.

Limitation of Liability. Except as expressly set out in this Agreement, neither Navient or its Affiliates, on the one hand, nor SLM BankCo or its Affiliates, on the other hand, shall be liable under this Agreement to the other for any special, indirect, punitive, exemplary, remote, speculative or similar damages in excess of compensatory damages of the other arising in connection with the transactions contemplated hereby (other than any such liability included in the definition of Taxes or with respect to a Third Party Claim).

Performance. SLM BankCo will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the SLM BankCo Group. Navient will cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth in this Agreement to be performed by any member of the Navient Group. Each party (including its permitted successors and assigns) further agrees that it will (a) give timely notice of the terms, conditions and continuing obligations contained in this Agreement to all of the other members of its Group and (b) cause all of the other members of its Group not to take any action or fail to take any such action inconsistent with such party’s obligations under this Agreement or the transactions contemplated hereby.

Predecessors or Successors. Any reference to SLM BankCo, Navient, a Person, or a Subsidiary in this Agreement shall include any predecessors or successors (e.g., by merger or other reorganization, liquidation, conversion, or election under Treasury Regulations Section 301.7701-3) of SLM BankCo, Navient, such Person, or such Subsidiary, respectively.

Effective Time. This Agreement shall become effective on the date recited above on which the parties entered into this Agreement.

Change in Law. Any reference to a provision of the Code or any other Tax Law shall include a reference to any applicable successor provision or Law.

Disputes. Except as otherwise provided under this Agreement (e.g., under Section 7.2(b)(ii)), the procedures for resolving Disputes set forth in Article VII of the Separation Agreement shall apply to all Disputes (whether sounding in contract, tort or otherwise) arising out of or related to this Agreement or the transactions contemplated hereby between or among any members of the Navient Group and the SLM BankCo Group.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by the respective officers as of the date set forth above.

NAVIENT CORPORATION

By:	/s/ John F. Remondi
Name:	John F. Remondi
Title:	Chief Executive Officer

NEW BLC CORPORATION

By:	/s/ Raymond Quinlan
Name:	Raymond Quinlan
Title:	Chief Executive Officer

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